EXHIBIT 23


                                                      SEPTEMBER 17, 1999


 Dear Shareholders:

 THE ASARCO CYPRUS MERGER MEANS ENHANCED SHAREHOLDER VALUE. By VOTING FOR the Asarco Cyprus merger on September 30, you will:

        o      own the largest publicly-traded copper company in the world;

        o receive a cash payment of $5.00 per Asarco Cyprus share after the merger's closing; and

        o realize ongoing value through Asarco Cyprus' global presence, world-class properties, enhanced financial strength and increased shareholder liquidity.

 By VOTING FOR the Asarco Cyprus merger, you are voting for a transaction that:

        o      is accretive to shareholders;

        o positions shareholders to benefit from 100 percent of the $275 million of annual cost savings created by the merger; and

        o gives shareholders an investment unequalled in the copper industry in terms of the combination of a pipeline of growth properties, operating efficiencies and earnings power.

 By VOTING FOR the Asarco Cyprus merger YOU WILL SUBSTANTIALLY INCREASE THE POTENTIAL VALUE AND POWER OF YOUR INVESTMENT.

 This is why Phelps Dodge wants to breakup the Asarco Cyprus merger. PHELPS DODGE DOES NOT WANT YOU to create Asarco Cyprus. Phelps Dodge would rather have you GIVE UP MUCH OF WHAT YOU WOULD REALIZE IN AN ASARCO CYPRUS COMBINATION TO PHELPS DODGE'S SHAREHOLDERS.

 In the three-way deal proposed by Phelps Dodge, Asarco Cyprus would contribute:

        o      57% of production;

        o      61% of reserves;

        o      lower cash costs;

        o      4 of the 5 lowest cost mines;

        o      60% of the copper margin;

        o      92% of the synergies; and

        o      91% of the cash.

 Yet, for all this, PHELPS DODGE WILL ONLY GIVE YOU 43% OF THE OWNERSHIP.

 In a virtually unprecedented action, Cyprus Amax and Asarco publicly stated the offer price at which they would consider a three-way combination with Phelps Dodge. Phelps Dodge ignored this response and proceeded with an expensive and hostile solicitation, including several lawsuits in an attempt to break up our merger.

 We think you should know that Phelps Dodge can't complete its exchange offer by September 30. Also, its offers are subject to numerous conditions, including anti-trust clearance and the approval of its own shareholders.

 THE CYPRUS AMAX AND ASARCO BOARDS UNANIMOUSLY REJECTED PHELPS DODGE'S EXCHANGE OFFERS AS INADEQUATE AND NOT IN THE BEST INTERESTS OF CYPRUS AMAX AND ASARCO SHAREHOLDERS. THE BOARDS UNANIMOUSLY RECOMMEND THAT
 SHAREHOLDERS VOTE FOR THE MERGER ON SEPTEMBER 30, 1999.

 It is the only transaction that assures you of value. It is the only transaction you can count on.

 We thank you for your support. We urge you to sign, date, and mail the WHITE proxy card today.

      /s/ Francis R. McAllister           /s/ Milton H. Ward

      Francis R. McAllister               Milton H. Ward
      Chairman and Chief Executive        Chairman, Chief Executive
        Officer                             officer and President
      ASARCO Incorporated                 of Cyprus Amax Minerals Company


                             IMPORTANT

 If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR the merger.

 If you need assistance or information, please call our proxy solicitors:

         Asarco Shareholders:               Cyprus Amax Shareholders:
          MORROW & CO., INC.                          GEORGESON
          at (800) 662-5200                         SHAREHOLDER
  or CHRIS SCHULTZ, Treasurer, Asarco           COMMUNICATIONS INC
          at (212) 510-2329                      at (800) 223-2064
                                         or JOHN TARABA, VP and Controller,
                                                   Cyprus Amax
                                               at (303) 643-5244




                     TO ALL ASARCO CYPRUS SHAREHOLDERS

 SINCE ASARCO CYPRUS BRINGS THIS TO A THREE WAY COMBINATION WITH PHELPS
 DODGE......

          COPPER PRODUCTION                             CASH

 [Pie chart depicting copper production     [Pie chart depicting cash
 brought by Asarco Cyprus (57%) and         brought by Asarco Cyprus (91%)
 Phelps Dodge (43%)]                        and Phelps Dodge (9%)]


          COPPER RESERVES                            COPPER MARGIN

 [Pie chart depicting copper reserves       [Pie chart depicting copper margin
 brought by Asarco Cyprus (61%) and         brought by Asarco Cyprus (60%) and
 Phelps Dodge (39%)]                        Phelps Dodge (40%)]

          LOW COST MINES                             SYNERGIES

 [Pie chart depicting low cost mines       [Pie chart depicting synergies
 brought by Asarco Cyprus (80%) and        broughtby Asarco Cyprus (92%) and
 Phelps Dodge (20%)]                       Phelps Dodge (8%)]


                     WHY SHOULD YOU BECOME A MINORITY OWNER?

                                   OWNERSHIP

                     [Pie chart depicting ownership of Asarco
                       Cyprus (43%) and Phelps Dodge (57%)]



                      VOTE "FOR" THE ASARCO CYPRUS MERGER
                                 ON SEPTEMBER 30